Exhibit 10.30
ENSTAR GROUP LIMITED
AMENDED AND RESTATED 2016-2018 ANNUAL INCENTIVE COMPENSATION PROGRAM

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1.	Purpose 1

2.	Definitions 1

3.	Bonus Pool 2

4.	Beneficiary Designation 3

5.	Delivery to Guardian 3

6.	Unfunded Program/Source of Shares 3

7.	Code Section 409A 3

8.	Administration 3

9.	Amendment and Termination 3

10.	Tax Withholding 3

11.	Headings 3

12.	Plan 3
APPENDIX A

ENSTAR GROUP LIMITED
AMENDED AND RESTATED 2016-2018 ANNUAL INCENTIVE COMPENSATION PROGRAM

Approved by the Compensation Committee and the Board of Directors in February 2016 and 2019

WHEREAS, Enstar Group Limited (the “Company”) desires to establish an annual incentive compensation program for each of the 2016, 2017, and 2018 calendar years (the “Program”) for the benefit of certain officers and other employees of the Company and its Related Corporations (as defined in the Plan) whereby such officers and other employees would be awarded cash, Bonus Shares, or a combination thereof, each as set forth in the Program, upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, with effect for the fiscal year beginning January 1, 2016, the Program is hereby adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”) with the following terms and conditions:
1.Purpose. The purpose of the Program is to motivate certain officers and employees of the Company to grow the Company’s net book value per share by increasing profitability and meeting other corporate strategic and financial objectives within its risk-managed environment.

2.Definitions.

(a)“Award” means an award of cash and/or Bonus Shares (as defined in the Plan) to a Participant in accordance with Section 3 of the Program.

(b)“Change in Control” means “Change in Control” as such term is defined in a Participant’s employment agreement or, if a Participant does not have an employment agreement with the Company or any Related Corporation, as such term is defined in the Plan.

(c)“CEO” means the Chief Executive Officer of Company.

(d)“Executive Officer” means an executive officer of the Company, as designated by the Company’s Board of Directors from time to time. On the date of the Program’s adoption, Executive Officers include the Chief Executive Officer, the two Executive Vice Presidents & Jt. Chief Operating Officers, the Chief Financial Officer, and the Chief Integration Officer of the Company.

(e)“Measurement Period” means each of the 2016, 2017, and 2018 calendar years. In the event of a Change in Control during any such year, the Measurement Period shall be the period beginning on the first day of such year and ending on the date of the Change in Control.

(f)“Participant” means each individual employed during the Measurement Period who serves as an Executive Officer of the Company and such other individuals as the Committee may determine, in its sole discretion, taking into consideration the recommendations of the CEO (or such other Executive Officer designated by the CEO to make recommendations to the Committee on non-Executive Officer Participants). Within 90 days after the end of any Measurement Period, the Committee shall, taking into consideration the recommendations of the CEO, identify those individuals in addition to the Executive Officers who shall be entitled to participate for such Measurement Period and shall determine the Allocable Share of the Bonus Pool to be received by each Participant for such Measurement Period. In the event a Change in Control occurs within the Measurement Period, the Committee shall make such determinations within the 60 day-period prior to the date of the Change in Control.

(g)“Plan” means the equity incentive plan approved by the Company’s shareholders and in effect at the time of an Award.

(h)“Shares” means “Common Shares” as defined in the Plan.

3.Bonus Pool.
(a)For each Measurement Period, the Company shall pay to each Participant, in cash, Bonus Shares, or a combination thereof, as determined by the Committee, the Participant’s Allocable Share of the Bonus Pool.

(b)The portion of a Participant’s Allocable Share to be paid to the Participant in Bonus Shares (rounded down to the nearest whole number of Shares) shall be determined by dividing the portion of the Participant’s Allocable Share payable to the Participant in Bonus Shares by the Share Value (based on the Share Value over the 5 trading days following the later of: (1) the last business day of the Company’s first fiscal quarter of the year following the Measurement Period and (2) the release of the Company’s earnings for the Measurement Period.
(c)Awards settled in Bonus Shares will be payable under the Program to the extent that Shares remain available for issuance under the Plan, including pursuant to any Plan sub-limit on Shares issued other than pursuant to minimum vesting limits (collectively, “Plan Limits”). If the total number of Bonus Shares to be awarded with respect to any Measurement Period exceeds the number of Shares available for issuance under the Plan Limits, then the number of Bonus Shares payable to each Participant will be reduced on a pro rata basis applied to Participants receiving Bonus Shares for that Measurement Period, and Participants will receive the unpaid portion of their Award as a cash payment instead.

(d)The following terms shall be defined as set forth below:

(1)“Allocable Share” means the portion of the Bonus Pool for a Measurement Period, expressed in terms of a dollar amount, which has been allocated by the Committee to a Participant. The aggregate dollar amount of Allocable Shares of all Participants for a Measurement Period may be equal to, or less than, the Bonus Pool for such Measurement Period.

(2)“Bonus Pool” means, for any Measurement Period, a percentage of the Company’s Consolidated Net After-Tax Profits for such Measurement Period. The guideline for this percentage is 15% but this percentage can be varied by the Committee for any Measurement Period no later than 60 days from the end of the Measurement Period. If, for any Measurement Period, the Company does not have any Consolidated Net After-Tax Profits, the Bonus Pool for such Measurement Period shall be zero, unless otherwise determined by the Committee.

(3)“Consolidated Net After-Tax Profits” means for each year ending on December 31, the net earnings for that year as recorded in the Company’s Consolidated Statements of Earnings plus any bonus expense recorded in the Company’s Consolidated Statements of Earnings for such year.

(4)“Share Value” means “Fair Market Value” as defined in the Plan.

(e)Within 90 days after the end of the Measurement Period, the Committee shall notify each Participant of the Award (if any) to such Participant under the Program. If an Award is to be paid under the Program, it shall be paid to Participants no later than April 15th following the applicable Measurement Period (or, if a Change in Control occurs during a Measurement Period, within 30 days after the last day of the Measurement Period ending on the date of the Change in Control). A Participant must be employed by the Company or a Related Corporation on the date of payment unless otherwise determined by the Committee (in the case of an Executive Officer Participant) or the CEO (in the case of a non-Executive Officer Participant).

(f)The Committee shall, in its discretion, be able to establish performance objectives and targets that apply to all or a portion of a Participant’s Awards, either with respect to quantitative or qualitative individual performance factors, Company or Related Corporation performance factors (including, without limitation, those example factors set forth in Appendix A), or a combination of such factors (collectively, “Performance Objectives”). These Performance Objectives may, in the discretion of the Committee, be tied to payment of varying levels of payments comprising a Participant’s Award (“Target Amounts”). If used for a Measurement Period, Performance Objectives and Target Amounts for Executive Officers shall be established by the Committee no later than May 10th of the subject Measurement Period. The interpretation of whether the Performance Objectives have been met and the corresponding level of payment shall be subject to the Committee’s review and final determination.

(g)Notwithstanding anything to the contrary contained herein, the Committee may, in its sole discretion, cancel an Award if the Participant has engaged in or engages in any conduct or act determined to be materially injurious, detrimental or prejudicial to any interest of the Company or any of its affiliates, as determined by the Committee in its sole discretion (such conduct or act, “Detrimental Activity”). The Committee may, in its sole discretion, also require repayment of a portion or all of any Award if the Participant has engaged in or engages in Detrimental Activity or receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error). Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable laws or any compensation recovery policy of the Company as in effect from time to time.

4.Beneficiary Designation. Each Participant may designate the person(s) or entities as the beneficiary(ies) to whom the Participant’s Award may (subject to the provisions of the Program) be paid in the event of the Participant’s death prior to the payment of such Award to him or her. Each beneficiary designation shall be substantially in the form determined by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime. Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person or entity, unless otherwise required by law, by the filing of a new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed. If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases the Participant, the Committee may direct such Participant’s Award to be paid to the Participant’s surviving spouse or, if the Participant has no surviving spouse, then to the Participant’s estate.

5.Delivery to Guardian. If an Award is payable under this Program to a minor, a person declared incompetent or a person incapable of handling the disposition of property, the Committee may direct the payment of the Award to the guardian, legal representative or person having the care and custody of the minor, incompetent or incapable person. The Committee may require proof of incompetency, minority, incapacity or guardianship as the Committee may deem appropriate prior to the delivery. The payment shall completely discharge the Committee, the members of the Board of Directors of the Company or any Related Corporation, the Company and any Related Corporation from all liability with respect to the Award paid.

6.Unfunded Program/Source of Shares. This Program shall be unfunded and the payment of Bonus Shares shall be pursuant to the Plan. Each Participant and beneficiary shall be a general and unsecured creditor of the Company and any Related Corporation to the extent of the Award determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Company or any Related Corporation may set aside, earmark or identify as for the payment of an Award under the Program. To the extent that a Participant is approved for an Award with respect to a given Measurement Period, the obligations of the Company and any Related Corporation under the Program shall be merely that of an unfunded and unsecured promise to pay cash and Bonus Shares in the future pursuant to the terms of the Program.

7.Code Section 409A. The Program is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Program shall be interpreted and administered to be in compliance therewith. Any payments described in the Program that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

8.Administration. This Program shall be administered by the Committee.

9.Amendment and Termination. The Board of Directors of the Company reserves the right to amend the Program with respect to any Measurement Period, by written resolution, at any time.

10.Tax Withholding. The payment of cash and Bonus Shares to a Participant or beneficiary under this Program shall be subject to any applicable tax withholding.

11.Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.

12.Plan. Because Bonus Shares may be awarded under the Program, the terms and conditions of the Plan are hereby incorporated by reference in connection with issuance of Bonus Shares. If any terms of the Program conflict with the terms of the Plan, the terms of the Program shall control. Nothing contained herein shall limit the ability of the Committee to issue Bonus Shares under the Plan.

APPENDIX A

Example Performance Objectives

The following examples are provided for reference purposes only and not for purposes of limitation. The Committee shall have full discretion to utilize this or other measures of performance in the event it elects to establish Performance Objectives.

Book value
Book value per share (fully diluted or basic)
Return on equity
Earnings (total or per share)
Total shareholder return
Stock price
Change in stock price
Growth in net income or income from selected businesses (total or per share)
Pre-tax income or growth in pre-tax income from selected businesses
Income
Revenues
Premiums and fees
Growth in premiums and fees
Revenue growth
Expense ratios
Other expense management measures
Underwriting ratios
Underwriting ratios from selected businesses
Measures related to ultimate losses and loss adjustment expense liabilities for the Company or from selected businesses or business units
Various measures of operational effectiveness
Return on assets
Return on capital
Growth in net earnings (total or per share)
Investment income
Investment returns or other investment-performance related measures
Internal rate of return on acquisitions or acquisition-related activity, including from selected transactions
Strategic, qualitative or other performance related measures

*The Committee may specify any reasonable definition of the performance measures it uses, which may provide for reasonable adjustments and may include or exclude items, such as: (i) realized investment gains and losses, (ii) special items identified in the Company’s reporting, (iii) extraordinary, unusual or non-recurring items, (iv) effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening or financing activities, (v) expenses for restructuring or productivity initiatives, or (vi) other non-operating items.

**The performance objectives may be (i) for the Company as a whole or for one or more of its subsidiaries, business units or lines of business, or any combination thereof, (ii) absolute or comparative to that of a peer group or specified index, or any combination thereof, and (iii) different for particular performance periods or Participants.